UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2019

Medicine Man Technologies, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-36868	46-5289499
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.)

4880 Havana Street, Suite 201 Denver, Colorado	80239
(Address of Principal Executive Offices)	(Zip Code)

(303) 371-0387

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each Class	Trading Symbol	Name of each exchange on which registered
N/A	MDCL	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 15, 2019, the Board of Directors (the “Board”) of Medicine Man Technologies (the “Company”) approved an employment agreement entered into between the Company and Andrew Williams, the Company’s CEO dated as of January 25, 2019 (the “Agreement”). Pursuant to the terms and subject to the conditions set forth in the Agreement, Mr. Williams shall receive: (i) $300,000 base salary per annum; (ii) annual bonus determined by the Company determined based on certain considerations including the Company’s stock price and trading volume, overall revenue growth and execution of the Company’s business plan; (iii) 1,000,000 shares of the Company’s common stock if at any point the Company’s common stock appreciates to $8.00 per share.

In the event of Mr. Williams’ death or Disability, as defined in the Agreement, the Company will pay to Mr. Williams or his estate or beneficiaries, as the case may be, all earned but unpaid bonuses, and will continue to pay his then current base salary for six months following termination of the Agreement, unless the Company provides Mr. Williams with life insurance in the aggregate amount of no less than $150,000.

Pursuant to the terms of the Agreement, Mr. Williams agreed to certain covenants not to compete and customary nondisclosure obligations.

The Agreement provides for a term of three years and may be terminated (i) mutually in writing by the parties or (ii) unilaterally by the Company for Good Cause as such term is defined in the Agreement. In the event the Agreement is terminated by the Company without Good Cause, as such term is defined in the Agreement or in the event Mr. Williams terminates for Good Reason, as such term is defined in the Agreement, Mr. Williams shall be entitled to receive 12 months base salary and any earned but unpaid bonus. Pursuant to the terms of the Williams Agreement, Mr. Williams is also entitled to reimbursement of reasonable business expenses and a monthly car allowance, as well as customary health insurance provided to executives of the Company.

On May 15, 2019, the Board approved an amendment dated as of April 23, 2019 (the “Amendment”) to an employment agreement entered into between the Company and Joseph Puglise, the Company’s COO dated as of December 5, 2018 (the “Original Agreement”). The Amendment clarifies certain terms set forth in the Original Agreement (the Original Agreement as amended, hereinafter, the “Puglise Agreement”). Pursuant to the Puglise Agreement, Mr. Puglise shall receive: (i) $300,000 base salary per annum; (ii) a quarterly bonus assessed based upon total revenue of existing business operations and divisions in effect as of the date of the Original Agreement based on 1.5% of the Company’s gross revenue. In addition, Mr. Puglise received an option to acquire up to 2,000,000 shares of the Company’s common stock (the “Option”) at an exercise price of $1.49 per share, such purchase price equal to the fair market value of the Company’s common stock as of the date of the Original Agreement, to vest and become exercisable as follows: (i) 250,000 upon execution of the Original Agreement and 250,000 upon each of the first, second and third year anniversaries of the Original Amendment; (ii) 250,000 if the Company achieves annual gross revenue in excess of 25,000,000 in calendar-year 2020 from the Company’s operations and divisions in effect as of date of the Original Agreement, which includes MMT Licensing, Three-A-Light, Success Nutrients, Cultivation MAX, Cultivation Partnership Operations and Big Tomato; (iii) 250,000 if the Company achieves annual gross revenue in excess of $40,000,000 in calendar-year 2021 from the Company’s operation and divisions in effect as of date of the Original Agreement, which includes MMT Licensing, Three-A-Light, Success Nutrients, Cultivation MAX, Cultivation Partnership Operations and Big Tomato; (iv) 500,000 if the VWAP of the Company’s common stock is $5.00 or higher for five consecutive trading days at any time during the term of the Puglise Agreement.

The Option becomes fully vested upon the occurrence of certain events as set forth in the Puglise Agreement, including upon the occurrence of a Change in Control as defined in the Puglise Agreement.

In the event of Mr. Puglise’s death or Disability, as defined in the Puglise Agreement, the Company will pay to Mr. Puglise or his estate or beneficiaries, as the case may be, all earned but unpaid bonuses, and will continue to pay his current base salary for six months following termination of the Agreement, unless the Company provides Mr. Puglise with life insurance in the aggregate of no less than $150,000.

Mr. Puglise has agreed to certain covenants not to compete and customary nondisclosure obligations.

The term of the Puglise Agreement shall be three years and may be terminated (i) mutually in writing by the parties or (ii) unilaterally by the Company for Good Cause as such term is defined in the Agreement. In the event the Puglise Agreement is terminated by the Company without Good Cause, as such term is defined in the Puglise Agreement or in the event Mr. Puglise terminates for Good Reason, as such term is defined in the Agreement, Mr. Puglise shall be entitled to receive 12 months base salary and any earned but unpaid bonus. Pursuant to the terms of the Puglise Agreement, Mr. Puglise is also entitled to reimbursement of reasonable business expenses, as well as customary health insurance provided to executives of the Company.

The foregoing is merely a summary of the Agreement and the Puglise Agreement and is qualified in their entirety by reference to each of the Williams and the Puglise Agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Medicine Man Technologies, Inc.

Date: May 21, 2019	By:	/s/ Andrew Williams
	Name:	Andrew Williams
	Title:	Chief Executive Officer

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